EXHIBIT 99
                             NEWELL SAFE HARBOR STATEMENT
                             ----------------------------


        Information provided by the Company, including certain of the matters described in this Quarterly Report on Form 10-Q (the "Third Quarter 10-Q")and the documents incorporated by reference therein, may constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, but are not limited to, information or assumptions about the Company's sales, income, earnings per share, return on equity, capital expenditures, dividends, capital structure, free cash flow, debt to capitalization ratios, interest rates, internal growth rates, the Year 2000 plan and related risks, pending legal proceedings and claims (including environmental matters), future economic performance, management's plans, goals and objectives for future operations and growth, and the assumptions relating to any of the forward-looking information. Such forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "project," "expect," "should" or similar expressions. The Company cautions that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not necessarily limited to, those discussed below and in the matters set forth generally in the Third Quarter 10-Q and the documents incorporated by reference therein. In addition, there can be no assurance that (i) the Company has correctly identified and assessed all of the factors affecting the Company's businesses; (ii) the publicly available and other information with respect to these factors on which the Company has based its analysis is complete or correct; (iii) the Company's analysis is correct; or (iv) the Company's strategies which are based in part on this analysis, will be successful.

        Retail Economy
         --------------

        The Company's businesses depend on the strength of the retail economies in various parts of the world, primarily in the U.S. and to a lesser extent in Asia (including Australia and New Zealand), Canada, Europe (including the Middle East and Africa) and Latin America (including Mexico and Central America). These retail economies are affected by such factors as consumer demand, the conditions of the consumer products retail industry, weather conditions and the cost of raw materials (which may not be recovered through selling prices). In recent years, the consumer products retail industry has been characterized by intense competition and consolidation among both product suppliers and retailers.

        Nature of the Marketplace
         -------------------------

        The Company competes with numerous other manufacturers and distributors of consumer products, many of which are large and well-established. In addition, the Company's principal customers are volume purchasers, many of which are much larger than the Company and have strong bargaining power with suppliers. The rapid growth of large mass merchandisers, such as discount stores, warehouse clubs, home centers and office superstores, together with changes in consumer shopping patterns, have contributed to a significant consolidation of the consumer products retail industry and the formulation of dominant multi-category retailers. Other trends among retailers are to require manufacturers to maintain or reduce product prices or deliver products with shorter lead times, or for the retailer to import generic products directly from foreign sources. The combination of these market influences has created an intensely competitive environment in which the Company's principal customers continuously evaluate which product suppliers to use, resulting in pricing pressures and the need for ongoing improvements in customer service.

        Growth by Acquisition
         ---------------------

        The acquisition of companies that sell branded, staple consumer product lines to volume purchasers is one of the foundations of the Company's growth strategy. The Company's ability to continue to make sufficient strategic acquisitions at reasonable prices and to integrate the acquired businesses with a reasonable period of time are important factors in the Company's future earnings growth.

        Foreign Operations
         ------------------

        Foreign operations, which include manufacturing in Canada, Mexico, Brazil, Columbia, Venezuela and many countries in Europe, and importing products from the Far East, increasingly are becoming important to the Company's businesses. Foreign operations can be affected by factors such as currency devaluation and other currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic, regulatory risks.